Exhibit 99.1

AUDIBLE, INC. ANNOUNCES APPOINTMENT OF
JAMES P. BANKOFF TO BOARD OF DIRECTORS

AOL Veteran adds Broad Digital Media Expertise to Audible’s Board

NEWARK, NJ, July 12, 2007– Audible, Inc. (NASDAQ: ADBL; www.audible.com), the leader in spoken audio entertainment, information, and educational programming on the Internet, today announced that James P. (Jim) Bankoff has been appointed to the Company’s Board of Directors.  Mr. Bankoff, who most recently served as Executive Vice President of AOL Programming and Products, led the development of many of AOL’s key products and services over his 11 plus years with the company.

“Few executives within the Internet business sector have been as broadly successful or as well-regarded as Jim Bankoff,” said Donald Katz, Audible’s Chairman & CEO.  “He understands and has built deep content relationships, powerful new products, and customer experiences, and he has led innumerable successful strategic growth initiatives.  His operational expertise and vision will surely benefit our board and our company.”

“As a fan and consumer of Audible’s service for quite some time now, I am thrilled to have the chance to serve on its Board of Directors.  Don Katz and team have built an extraordinary business that is poised for even stronger growth as more and more consumers discover the convenience and quality of Audible’s service,” said Bankoff.

Bankoff left his post as EVP, Programming and Products at AOL in January 2007 where he led a global team of content programmers, designers, and web developers that built and managed websites and applications for an audience of over 100 million. Bankoff also spearheaded the launch of AOL’s services to the open web and was part of the executive team that successfully transitioned its business model to focus on advertising growth. He built and ran dozens of world-class consumer websites such as Moviefone, AOL Music, TMZ, AOL News, and Engadget.

Bankoff also oversaw AOL’s industry-leading Instant Messaging services, AIM and ICQ, and other community applications.  Under his leadership, AOL’s broadcast of Live 8 made history as the first non-traditional program to win an Emmy Award.  All of these initiatives provided compelling experiences for users and highly-coveted broadband inventory for advertisers and marketers.

Over the years, Bankoff served as President of AOL Web Properties, responsible for Netscape, CompuServe, Moviefone, MapQuest, ICQ, and AOL Instant Messenger services, where he coordinated the integration of online properties across Time Warner.Bankoff serves on the board of Network for Good. He received a Master's of Business Administration from The Wharton School at the University of Pennsylvania.

About Audible, Inc.:

Audible (www.audible.com) is the leader in spoken audio information and entertainment on the Internet. Content from Audible is downloaded and played back on personal computers, CDs, or AudibleReady computer-based and wireless mobile devices. Audible has 140,000 hours of audio programs from more than 440 content partners that include leading audiobook publishers, broadcasters, entertainers, magazine and newspaper publishers, and business information providers. Audible is the preeminent provider of spoken-word audio products for Apple's iTunes Store. Among Audible's key business relationships are Apple Inc., Amazon.com, Palm, Inc, Creative Labs, Inc., and SanDisk. Audible has approximately 170 employees with headquarters in Newark, NJ and an office in London, England.

Audible, audible.com, AudibleListener and AudibleReady are registered trademarks of Audible, Inc. and all are part of the family of Audible, Inc. trademarks. Other product or service names mentioned herein are the trademarks of their respective owners.

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